Exhibit 99.1

For Immediate Release
For Further Information, Contact
Brian Arsenault, SVP, Corporate Communications
207 761-8517

Banknorth Group to Acquire First & Ocean
In $51 Million Transaction

Portland, Maine, September 3, 2003 – Banknorth Group, Inc., (NYSE: BNK) a $26 billion northeast regional bank holding company, today announced that it has reached a definitive agreement to acquire First & Ocean BanCorp (OTCBB: FIOC), the Newburyport, Massachusetts based holding company of First & Ocean National Bank with $274 million in assets. Banknorth will pay $51 million in cash.

First & Ocean operates primarily in Essex County, Massachusetts to the north of Boston. In Essex County, there are First & Ocean branches in Newburyport (2), Amesbury and Salisbury and educational school banks in Amesbury and Byfield. First & Ocean also operates a branch in nearby Seabrook, New Hampshire.

“This small but significant acquisition is a great addition to the Essex County portion of our Banknorth Massachusetts operations,” said William J. Ryan, Banknorth Chairman, President and Chief Executive Officer. “We already have the second largest market position in Essex County with 31 branches and about a 14% deposit market share.”

In the past two years, Banknorth has acquired Andover Bank, Ipswich Savings Bank and Warren Five Cents Savings Bank in the area. Andover had previously acquired Gloucester Bank & Trust.

“Our community banking approach is typified by the high quality community banks we have assembled in the area to bring a broad array of consumer and commercial banking products and services to customers as well as an array of financial services from trust and investment management to insurance brokerage,” said Mr. Ryan.

The terms of the agreement call for outstanding shares of First & Ocean common stock to be converted into the right to receive $176 per share, which represents 240% of First & Ocean BanCorp’s book value per share at June 30, 2003 and 17.9 times its estimated earnings in 2004. At June 30, 2003, total deposits at First & Ocean were approximately $233 million and Banknorth is paying a deposit premium of 13.1%.

Banknorth anticipates cost savings of 35%. The transaction is anticipated to be slightly accretive to 2004 earnings per share.

“We believe our shareholders are being treated fairly and that our customers will gain from the additional products and services that a sizable institution such as Banknorth can bring to the community while maintaining a strong local commitment,” said David S. Outhouse, President and Chief Executive Officer of First & Ocean.

The definitive agreement was approved by the directors of both Banknorth and First & Ocean. The transaction is subject to all required regulatory approvals, the approval by shareholders of First & Ocean and other customary conditions. The transaction is expected to be completed by year-end with operational acquisition to follow soon after.

Banknorth Group, headquartered in Portland, Maine, had assets of $25.8 billion at June 30, 2003. Banknorth’s Banking subsidiary, Banknorth, NA, operates through banking divisions in Maine, New Hampshire, Vermont, Connecticut, and upstate New York as well as in Massachusetts. Additionally, Banknorth operates divisions and subsidiaries in insurance brokerage, investment planning, money management, government banking, leasing, merchant and other financial services.

This press release contains forward-looking statements with respect to the financial condition, results of operations and business of Banknorth upon consummation of the acquisition of First & Ocean, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that may be realized from the acquisition and (b) the merger charges expected to be incurred in connection with the acquisition. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and First & Ocean are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met.